Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

July 1, 2006

TABLE OF CONTENTS

Page
SECTION ONE	1
1.	The Merger	1
1.1	The Merger	1
1.2	Purchase Price	2
1.3	Closing; Effective Time	2
1.4	Effect of the Merger	2
1.5	Articles of Incorporation; Bylaws	2
1.6	Directors and Officers	2
1.7	Effect on Capital Stock	3
1.8	Surrender of Certificates	3
1.9	No Further Ownership Rights in MTG Shares	4
1.10	Innofone Charter Documents	4
1.11	Taking of Necessary Action; Further Action	4

SECTION TWO	4
2.	Representations and Warranties of MTG and MTG Shareholders	4
2.1	Organization; Subsidiaries	5
2.2	Articles of Incorporation and Bylaws	5
2.3	Capital Structure	5
2.4	Authority	5
2.5	No Conflicts; Required Filings and Consents	5
2.6	Financial Statements	6
2.7	Absence of Undisclosed Liabilities	6
2.8	Absence of Certain Changes	7
2.9	Litigation	6
2.10	Restrictions on Business Activities	6
2.11	Permits; Company Products; Regulation	7
2.12	Title to Property	7
2.13	Intellectual Property	7
2.14	Taxes	8
2.15	Employee Matters	9
2.16	Material Contracts	9
2.17	Interested Party Transactions	10
2.18	Insurance	10
2.19	Compliance With Laws	10
2.20	Minute Books	10
2.21	Complete Copies of Materials	10
2.22	Brokers’ and Finders’ Fees	10
2.23	No Vote Required	11
2.24	Third Party Consents	11
2.25	Representations Complete	11

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SECTION THREE	11
3.	Representations and Warranties of Acquiror	11
3.1	Organization, Standing and Power	11
3.2	Capital Structure	11
3.3	Authority	12
3.4	No Conflict; Required Filings and Consents	12
3.5	SEC Documents; Financial Statements	12
3.6	Absence of Undisclosed Liabilities	13
3.7	Absence of Certain Changes	13
3.8	Litigation	13
3.9	Governmental Authorization	13
3.10	Compliance With Laws	14
3.11	Broker’s and Finders’ Fees	14
3.12	Accounting and Tax Matters	14

SECTION FOUR	14
4.	Conduct Prior to the Effective Time	14
4.1	Conduct of Business of MTG and Innofone	14
4.2	Conduct of Business of MTG	15
4.3	No Solicitation	16

SECTION FIVE	17
5.	Additional Agreements	17
5.1	Best Efforts and Further Assurances	17
5.2	Consents; Cooperation	17
5.3	Access to Information	17
5.4	Confidentiality	18
5.5	Public Disclosure	18
5.6	State Statutes	18
5.7	Filings or Notices Pursuant to Securities Laws	18
5.8	Unamimous Consent of Stockholders	19
5.9	Acquisition of Innofone Common Stock	19
5.10	Employment Agreements	21
5.11	Innofone Restructuring	21

SECTION SIX	22
6.	Conditions to the Merger	22
6.1	Conditions to Obligations of Each Party to Effect the Merger	22
6.2	Additional Conditions to Obligations of MTG	22
6.3	Additional Conditions to the Obligations of Innofone	23

SECTION SEVEN	24
7.	Termination, Amendment and Waiver	24

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7.1	Termination	24
7.2	Effect of Termination	25
7.3	Expenses and Termination Fees	25
7.4	Amendment	25
7.5	Extension; Waiver	25

SECTION EIGHT	26
8.	Escrow and Indemnification	26
8.1	Survival of Representations and Warranties	26
8.2	Indemnification by MTG and MTG Share	26
8.3	Indemnification by Innofone	26
8.4	Exclusive Contractual Remedy and Limitations	26

SECTION NINE	27
9.	General Provisions	27
9.1	Survival of Warranties	27
9.2	Notices	27
9.3	Interpretation	27
9.4	Counterparts	28
9.5	Entire Agreement; Nonassignability; Parties in Interest	28
9.6	Severability	28
9.7	Remedies Cumulative	28
9.8	Governing Law	28
9.9	Rules of Construction	28
9.10	Amendments and Waivers	28

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of July 1, 2006, by and among Innofone.com, Inc. (“Innofone” or “Purchaser”), a Nevada corporation, Mobile Tech Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Innofone (“Merger Sub” or the “Surviving Corporation”), Mobile Technology Group, Inc., a Nevada corporation (“MTG”), and its holders (the “MTG Shareholders”). The parties hereto are sometime hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Purchaser desires to acquire MGT through the merger of MGT with and into Merger Sub (the “Merger”), with Merger Sub being the surviving corporation of the Merger, pursuant to which all MGT Shares (as defined below) of MGT issued and outstanding at the Effective Time (as defined below), will be converted into the right to receive the Stock Consideration (as defined below), each as more fully provided herein;

WHEREAS, the MGT Shareholders own all of the currently issued and outstanding MGT Shares;

WHEREAS, MGT desires to be merged with and into Merger Sub and the MGT Shareholders shall be entitled to receive the Stock Consideration in exchange for their MGT Shares.

WHEREAS, the respective boards of directors of Innofone, Merger Sub and MGT, and the MGT Shareholders, have determined that the Merger is desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

WHEREAS, Innofone, Merger Sub and MGT are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

AGREEMENT

The parties hereby agree as follows:

SECTION ONE

1.    The Merger.

1.1    The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the Nevada Corporations Code (“Nevada Law”), MTG shall (i) be merged with and into Merger Sub and the separate corporate existence of MTG shall cease; (ii) the Merger Sub shall continue as the surviving corporation of the Merger, remaining as a wholly-owned subsidiary of Innofone; and (iii) Merger Sub shall be operated as a subsidiary and/or division of Innofone under various agreements and inter-company agreements to be entered into by and/or between Merger Sub and Innofone. MTG shall tender and exchange all the MGT Shares to Merger Sub at the price (the “Purchase Price”) set forth in Paragraph 1.2 below.

1.2    Purchase Price. In consideration for all issued and outstanding MTG Shares, Purchaser shall provide the following:

    (a)    Cash Deposit. Innofone has paid prior, as a good faith deposit against the terms provided hereunder, to MTG total cash of $7,500.

           (b)    Stock Issuance to MTG Shareholders. Upon Closing Date (as defined below), Innofone shall tender to MTG Shareholders, according to their respective common stock holdings at the Closing Date, 1,441,441 shares of restricted Common Stock of Innofone (the “Stock Consideration”). All Stock Consideration issued hereunder shall be free and clear of all liens and encumbrances other than carrying a restrictive legend.

1.3    Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on July 1, 2006 or as soon as practicable, (and in no event later than five business days after the satisfaction or waiver of each of the conditions set forth in Section 4 below or at such other time as the parties agree (the “Closing Date”). In connection with the Closing, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger, together with the required officers’ certificates, with the Secretary of State of the State of Nevada, in accordance with the relevant provisions of Nevada Law (the time of such filing being the “Effective Time”). The Closing shall take place at the offices of MTG, or at such other location as the parties agree.

1.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Nevada Law. At the Effective Time, all the property, rights, privileges, powers and franchises of MTG shall vest in the Surviving Corporation, and all debts, liabilities and duties of MTG shall become the debts, liabilities and duties of the Surviving Corporation.

1.5    Articles of Incorporation; Bylaws.

(a)    At the Effective Time, the Articles of Incorporation of MTG, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Nevada Law and such Articles of Incorporation.

(b)    At the Effective Time, the Bylaws of MTG, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

1.6    Directors and Officers. At the Effective Time, the officers and directors of MTG immediately prior to the Effective Time shall resign and Kirk Anderson, Ricardo Micheri, and James Tyner. (the “MTG Division Directors”) shall be the directors of the Surviving Corporation. The officers of MTG immediately prior to the Effective Time shall resign and Kirk Anderson, Ricardo Micheri, James Tyner, Justin Saman, and Gerard N. Casale, Jr. shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.7    Effect on MTG Shares. By virtue of the Merger and without any action on the part of MTG or any of its respective stockholders, the following shall occur at the Effective Time:

(a)    Conversion of MTG Shares. All of the issued and outstanding shares of MTG (the “MTG Shares”) issued and outstanding immediately prior to the Effective Time shall be converted and exchanged for Stock Consideration in the amounts as set forth on Exhibit B attached hereto. All MTG Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such MTG Shares shall cease to have any rights with respect thereto, except the right to receive the Stock Consideration therefore upon the surrender of such certificate(s) in accordance with Section 1.8 below, without interest.

(b)    Dissenters’ Rights. MTG Shares held by persons have neither executed this Agreement nor approved the Merger contemplated hereby, are entitled to exercise dissenters’ rights in accordance with Chapter 13 of Nevada Law (“Dissenting Shares”). Dissenting Shares shall not be converted into Innofone Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Nevada Law. MTG agrees that, except with the prior written consent of Innofone, or as required under Nevada Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand.

1.8    Surrender of Certificates.

(a)    Innofone to Provide Common Stock. Promptly after the Effective Time, Innofone shall make available to MTG for exchange in accordance with this Section 1, through such reasonable procedures as Innofone may adopt, the Stock Consideration.

(b)    Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding MTG Shares, whose shares were converted into the right to receive shares the Stock Consideration pursuant to Section 1.7, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the MTG Shareholders, and shall be in such form and have such other provisions as Innofone may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Innofone Common Stock. Upon surrender of a Certificate for cancellation to the MTG Shareholders or to such other agent or agents as may be appointed by Innofone, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Innofone Common Stock as indicated on Exhibit B hereto, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Innofone Common Stock into which such shares of MTG Shares shall have been so converted.

(c)    No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)    Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Innofone Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Innofone Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Innofone Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time payable (but for the provisions of this Section 1.8(d)) with respect to such shares of Innofone Common Stock.

(e)    Transfers of Ownership. If any certificate for shares of Innofone Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such issuance that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Innofone or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Innofone Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Innofone or any agent designated by it that such tax has been paid or is not payable. In addition, the transferee of such issuance shall agree to the placing of any required restrictive legends on the new certificate for such shares of Innofone Common Stock.

1.9    No Further Ownership Rights in MTG Shares. All MTG Shares issued upon the surrender for exchange of shares of Innofone Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such MTG Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of MTG Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.

1.10    Innofone Charter Documents. At or prior to the Closing Date, the Articles of Incorporation and By Laws of MGT shall be amended and restated in the forms of Exhibits C-1 and C-2, respectively, attached hereto and incorporated herein by reference.

1.11    Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of MTG, the officers and directors of MTG are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

SECTION TWO

2.    Representations and Warranties of MTG and MTG Shareholders.

In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in questions.

Except as disclosed in a document dated as of the date of this Agreement and delivered by MTG to Innofone prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “MTG Disclosure Schedule”), MTG and MTG Shareholders hereby jointly and severally represent and warrant to Merger Sub and Innofone as follows:

2.1    Organization; Subsidiaries. MTG is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. MTG has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on MTG. MTG is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on MTG. MTG has no subsidiaries and the MTG does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

2.2    Articles of Incorporation and Bylaws. MTG has delivered to Merger Sub and Innofone a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents of MTG as amended to date. MTG is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

2.3    Capital Structure. The authorized capital stock of MTG consists of 2,500 shares of Common Stock of which 1,000 shares are presently issued and outstanding as of the date of this Agreement. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities. All outstanding MTG Shares are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of MTG or any agreement to which MTG is a party or by which it is bound. All outstanding MTG Shares were issued in compliance with all applicable federal and state securities laws. There are no contracts, commitments or agreements relating to voting, purchase or sale of MTG’s capital stock (i) between or among MTG and any of its Shareholders and (ii) to the best of MTG’s knowledge, between or among any of MTG’s Shareholders.

2.4    Authority. MTG has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MTG. MTG’s Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by MTG and all MTG Shareholders and assuming due authorization, execution and delivery by Merger Sub and Innofone, constitutes the valid and binding obligation of MTG enforceable against MTG in accordance with its terms.

2.5    No Conflicts; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by MTG does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of MTG, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MTG or any of its properties or assets. The parties acknowledge that Gerard N. Casale, Jr. (“Casale”) is a shareholder of both MTG and Innofone and has also acted in the past as corporate counsel to MTG and is currently Vice President of Business & Legal Affairs at Innofone. As such, the parties understand that a conflict of interest may exist in Casale’s equity holdings and representation as counsel to both parties and by executing below hereby waive any such conflict of interest existing in the past or present or arising in the future. Casale has abstained from any affirmative vote or consent or approval of this Agreement or the contemplated subject merger transaction.

(b)    No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to MTG in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers’ certificates, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on MTG and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

2.6    Financial Statements. Section 2.6 of the MTG Disclosure Schedule includes a true, correct and complete copy of MTG’s unaudited financial statements for each of the fiscal year ended December 31, 2005, and for the three-month period ended March 31, 2006, (collectively, the “Financial Statements”).

2.7    Absence of Undisclosed Liabilities. MTG has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended March 31, 2006, (the “MTG Balance Sheet”); (ii) those incurred in the ordinary course of business and not required to be set forth in the MTG Balance Sheet under generally accepted accounting principles; (iii) those incurred in the ordinary course of business since the date of the MTG Balance Sheet and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

2.8    Absence of Certain Changes. Except as set forth on MTG Disclosure Schedule, since March 31, 2006 (the “MTG Balance Sheet Date”) there has not been, occurred or arisen any material change in MTG’s business or corporate operations or its financial condition.

2.9    Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of MTG, threatened against MTG or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on MTG. There is no judgment, decree or order against MTG or, to the best knowledge of MTG, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on MTG.

2.10    Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon MTG that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of MTG, any acquisition of property by MTG or the overall conduct of business by MTG as currently conducted or as proposed to be conducted by MTG. MTG has not entered into any agreement under which MTG is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.11    Permits; Company Products; Regulation.

(a)    MTG is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for MTG, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “MTG Authorizations”).

(b)    MTG has obtained, in all countries where either MTG is marketing or has marketed its products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the products currently or previously marketed by MTG in such countries, except for any such failures as would not, individually or in the aggregate, have a Material Adverse Effect on MTG.

2.12    Title to Property.

(a)    MTG has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the MTG Balance Sheet or acquired after the MTG Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the MTG Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the MTG Balance Sheet.

(b)    Section 2.12(b) of the MTG Disclosure Schedule also sets forth a true, correct and complete list of all equipment (the “Equipment”) owned or leased by MTG, and such Equipment is, taken as a whole, (i) adequate for the conduct of MTG’s business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

2.13    Intellectual Property.

(a)    MTG owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) that are used or proposed to be used in MTG’s business as currently conducted or as proposed to be conducted by MTG, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on MTG.

(b)    There is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of MTG, any trade secret material to MTG or any Intellectual Property right of any third party to the extent licensed by or through MTG, by any third party, including any employee or former employee of MTG. MTG has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

(c)    MTG is not or will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on MTG.

2.14    Taxes.

(a)    For purposes of this Section 2.14 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

(i)    The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

(ii)    The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

(b)    All Returns required to be filed by or on behalf of MTG have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of MTG under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by MTG Subsidiary with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). MTG has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. MTG has received, from each employee who holds stock that is subject to a substantial risk of forfeiture as of the date hereof, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and such elections were validly made and filed with the Internal Revenue Service in a timely fashion. There are no liens on any of the assets of MTG with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that MTG is contesting in good faith through appropriate proceedings. MTG has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such shareholdership has not expired.

(c)    The amount of MTG’s liabilities for unpaid Taxes for all periods through the date of the Financial Statements do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with generally accepted accounting principles (“GAAP”) all liabilities for Taxes of MTG payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of MTG has been incurred or material amount of taxable income has been realized (or prior to and including the Effective Time will be incurred or realized) since such date other than in the ordinary course of business.

(d)    Merger Sub and Innofone have been furnished by MTG true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of MTG relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including MTG for all periods since MTG’s inception.

(e)    No audit of the Returns of or including MTG by a government or taxing authority is in process, threatened or, to MTG’s knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of MTG, and MTG has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. MTG is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against MTG or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of MTG. MTG has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

2.15    Employee Matters. MTG is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against MTG under any workers compensation plan or policy or for long term disability. MTG has no material obligations under COBRA or any similar state law with respect to any former employees or qualifying beneficiaries thereunder.

2.16    Material Contracts.

(a)    Section 2.16(a) of the MTG Disclosure Schedule contains a list of all contracts and agreements to which MTG is a party and that are material to the business, results of operations, or condition (financial or otherwise), of MTG taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Section 2.16(a) of the MTG Disclosure Schedule being referred to herein collectively as the “Material Contracts”).

(b)    Except as would not, individually or in the aggregate, have a Material Adverse Effect on MTG, each MTG license, each Material Contract is a legal, valid and binding agreement, and none of the MTG licenses or Material Contracts is in default by its terms or has been cancelled by the other party; MTG is not in receipt of any claim of default under any such agreement; and MTG does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. MTG has furnished Innofone with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

2.17    Interested Party Transactions. MTG is not indebted to any director, officer, employee or agent of MTG (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to MTG. To MTG’s knowledge, none of MTG’s officers or directors, or any shareholders of their immediate families, are, directly or indirectly, indebted to MTG (other than in connection with purchases of the MTG’s stock) or have any direct or indirect ownership interest in any firm or corporation with which MTG is affiliated or with which MTG has a business relationship, or any firm or corporation which competes with MTG except that officers, directors and/or equity holders of MTG may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with MTG. To MTG’s knowledge, none of MTG’s officers or directors or any shareholders of their immediate families are, directly or indirectly, interested in any material contract with MTG. MTG is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.18    Insurance. MTG has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of MTG. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and MTG are otherwise in compliance with the terms of such policies and bonds.

2.19    Compliance With Laws. MTG has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on MTG.

2.20    Minute Books. The minute book of MTG made available to Merger Sub and Innofone contains a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of MTG through the date of this Agreement, and reflects all transactions referred to in such minutes accurately in all material respects.

2.21    Complete Copies of Materials. MTG has delivered or made available true and copies of each document that has been requested by Merger Sub and/or Innofone or their counsel in connection with their legal and accounting review of MTG.

2.22    Brokers’ and Finders’ Fees. MTG has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.23    No Vote Required. Upon the execution of this Agreement by all MTG Shareholders, no other vote of the holders of MTG Shares is necessary to approve this Agreement and the transactions contemplated hereby.

2.24    Third Party Consents. No consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

2.25    Representations Complete. None of the representations or warranties made by MTG herein or in any schedule or exhibit hereto, including the MTG Disclosure Schedule, or certificate(s) furnished by MTG pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION THREE

3.    Representations and Warranties of Merger Sub and Innofone.

Except as disclosed in a document dated as of the date of this Agreement and delivered by Merger Sub and Innofone to MTG prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Merger Sub/Innofone Disclosure Schedule”), Merger Sub and Innofone hereby represent and warrants to MTG and MTG Shareholders as follows:

3.1    Organization, Standing and Power. Both Merge Sub and Innofone are a corporations duly organized, validly existing and in good standing under the laws of their jurisdictions of organization. Both Merger Sub and Innofone have the corporate power to own their properties and to carry on their businesses as now being conducted and as proposed to be conducted and are duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Merger Sub and/or Innofone. Merger Sub and Innofone have delivered true and correct copies of their Articles of Incorporation and Bylaws or other charter documents, as applicable, of Merger Sub and Innofone, each as amended to date, to MTG. Neither Merger Sub, Innofone nor any of its subsidiaries is in violation of any material provisions of their Articles of Incorporation or Bylaws or equivalent organizational documents.

3.2    Capital Structure.

(a)    The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, no-par value, of which one (1) share was issued and outstanding to Innofone as of the close of business on May 17, 2006. The authorized capital stock of Innofone consists of 950,000,000 shares of Common Stock, $0.001 par value, of which 61,780,084 shares were issued and outstanding as of the close of business on July 11, 2006. Other than as contemplated under this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Merger Sub and/or Innofone is a party or by which either of them is bound obligating Merger Sub and/or Innofone to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Merger Sub and/or Innofone or obligating Merger Sub and/or Innofone to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Innofone Common Stock to be issued to the MTG Shareholders pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

3.3    Authority. Merger Sub and Innofone have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and Innofone (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Nevada law). This Agreement has been duly executed and delivered by Merger Sub and Innofone and constitutes the valid and binding obligations of Innofone.

3.4    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Merger Sub and/or Innofone, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Innofone or its properties or assets.

(b)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Innofone in connection with the execution and delivery of this Agreement by Merger Sub and/or Innofone or the consummation by Merger Sub and/or Innofone of the transactions contemplated hereby, except for (i) the filing of appropriate merger documents as required by Nevada Law, (ii) the filing of a Form 8-K with the SEC within five days after the Closing Date, (iii) the filing with the SEC of a notice on Form D and any other filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Merger Sub and/or Innofone and would not prevent, materially alter or delay any the transactions contemplated by this Merger.

3.5    SEC Documents; Financial Statements.

(a)    Merger Sub and/or Innofone have filed all forms, reports and documents required to be filed by Merger Sub and/or Innofone with the SEC since August 31, 2005 through the date hereof, and MTG and MTG Shareholders have had access to all such forms, reports and documents through the SEC Edger website. Included in those filings are all Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB including the Annual Report on Form 10-KSB for the year ending December 31, 2005 filed with the SEC on April 17, 2006. In addition, Merger Sub and/or Innofone will have made available to MTG true and complete copies of any additional documents filed with the SEC by Merger Sub and/or Innofone after the date hereof and prior to the Effective Time (collectively, the “Merger Sub/Innofone SEC Documents”). As of their respective filing dates, the Merger Sub/Innofone SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Merger Sub/Innofone SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Innofone SEC Document.

(b)    The financial statements of Innofone, including the notes thereto, included in the Merger Sub/Innofone SEC Documents (the “Innofone Financial Statements”) were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Forms 10-Q). The Innofone Financial Statements fairly present the consolidated financial condition and operating results of Innofone and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Innofone accounting policies except as described in the notes to the Innofone Financial Statements.

3.6    Absence of Undisclosed Liabilities. Merger Sub and/or Innofone have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Innofone’s Annual Report on Form 10-KSB heretofore made available to MTG for the period ended December 31, 2005 (the “Innofone Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Innofone Balance Sheet under United States generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Innofone Balance Sheet Date and consistent with past practice.

3.7    Absence of Certain Changes. Since December 31, 2005 (the “Innofone Balance Sheet Date”), Innofone has conducted its business in the ordinary course in a manner consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Innofone; (ii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Innofone, or any direct or indirect redemption, purchase or other acquisition by Innofone of any of its shares of capital stock; (iii) any material amendment or change to Innofone’s Articles of Incorporation or Bylaws; or (iv) any negotiation or agreement by Innofone to do any of the things described in the preceding clauses (i) through (iii) (other than negotiations with MTG and its representatives regarding the transactions contemplated by this Agreement).

3.8    Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Merger Sub and/or Innofone or any of their subsidiaries, threatened against Merger Sub and/or Innofone or any of their subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Innofone. There is no judgment, decree or order against Merger Sub and/or Innofone or any of their subsidiaries or, to the knowledge of Innofone or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Innofone.

3.9    Governmental Authorization. Each of Merger Sub and/or Innofone and their subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Innofone’s or any of its subsidiaries’ business (“Innofone Authorizations”), and all of such Innofone Authorizations are in full force and effect, except where the failure to obtain or have any of such Innofone Authorizations could not reasonably be expected to have a Material Adverse Effect on Innofone.

3.10    Compliance With Laws. Each of Merger Sub and/or Innofone and their subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their businesses, or the ownership or operation of their business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Merger Sub and/or Innofone.

3.11    Broker’s and Finders’ Fees. Except for sales commissions in connection with the private placement of equity funding as set forth in Section 5.11, Merger Sub and/or Innofone have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12    Accounting and Tax Matters. Neither Merger Sub, Innofone nor any of their subsidiaries nor, to the knowledge of Merger Sub, Innofone and any of their subsidiaries, any of their respective affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a transaction under Section 368(a) of the Code. The failure of this transaction to qualify as a tax-free reorganization will not give any rights of recession or any other remedies or relief to MTG and/or the MTG shareholders.

SECTION FOUR

4.    Conduct Prior to the Effective Time.

4.1    Conduct of Business of MTG and Innofone. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of MTG, Merger Sub and Innofone agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other parties), to carry on its and its subsidiaries’ business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries’ present business organization, keep available the services of its and its subsidiaries’ present officers and key employees and preserve its and its subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries’ goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of MTG, Merger Sub and Innofone agrees to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries’ business, and of any event that could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither MTG, Merger Sub nor Innofone shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

(a)    Charter Documents. Cause or permit any amendments to their Articles of Incorporation or Bylaws;

(b)    Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or (except in the case of Innofone’s recapitalization of its shares as set forth in Section 5.12(a) hereof) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

(c)    Stock Option Plans, Etc. Approve and adopt any stock plans or stock option plans;

(d)    Extraordinary Transactions. Enter into any transactions that involve any corporate reorganization, change of control, acquisition, merger, undertaking of liability in excess of $10,000, sale of assets over $10,000, sale of equity in excess of value of $50,000, or other transaction or event which could substantially effect the viability or integrity of MTG (“Extraordinary Transactions”); or

(e)    Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (d) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

4.2    Conduct of Business of MTG. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, MTG shall not do, cause or permit any of the following, without the prior written consent of Merger Sub and Innofone:

(a)    Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

(b)    Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its MTG Shares or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(c)    Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property;

(d)    Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(e)    Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

(f)    Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(g)    Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(h)    Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

(i)    Employee Benefit Plans; New Hires; Pay Increases. Adopt any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

(j)    Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(k)    Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(l)    Liability Limit. Upon closing, MTG shall maintain contingent and/or historical liabilities including any and all accounts payable and other accrued liabilities not to exceed $50,000 (“Liability Limit”). The Liability Limit does not include recurring monthly expenses and/or ongoing overhead incurred from the date of Closing. Merger Sub and/or Innofone shall not accept any form of historical liability of MTG in excess of the Liability Limit; or

(m)    Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (l) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

4.3    No Solicitation. MTG and its officers, directors, employees or other agents of MTG will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to MTG to, or afford access to the properties, books or records of MTG to, any person that has advised MTG that it may be considering making, or that has made, a Takeover Proposal. MTG will promptly notify Merger Sub and Innofone after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to MTG or for access to the properties, books or records of MTG by any person that has advised MTG that it may be considering making, or that has made, a Takeover Proposal and will keep Innofone fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, “Takeover Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving MTG or the acquisition of any significant equity interest in, or a significant portion of the assets of MTG, other than the transactions contemplated by this Agreement.

SECTION FIVE

5.    Additional Agreements.

5.1    Best Efforts and Further Assurances. Each of the Parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.2    Consents; Cooperation.

(a)    Each of Merger Sub, Innofone and MTG shall use their reasonable best efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Merger Sub, Innofone or MTG in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

(b)    MTG and each MTG Shareholder shall cooperate with Innofone in the preparation of the private placement memorandum and other offering materials below and provide Innofone with accurate and complete descriptions of MTG’s business operations, financial condition and other required disclosure information. The information supplied by MTG or any of MTG Shareholders for inclusion in the offering materials shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c)    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or other event that may cause a Material Adverse Effect.

5.3    Access to Information.

(a)    MTG shall afford Merger Sub and/or Innofone and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of MTG’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of MTG as Innofone may reasonably request. MTG agrees to provide to Merger Sub, Innofone and their accountants, counsel and other representatives copies of internal financial statements promptly upon request. Innofone shall afford MTG and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (x) all of Innofone’s and any Innofone subsidiaries’ properties, books, contracts, commitments and records, and (y) all other information concerning the business, properties and personnel of Innofone and any of its subsidiaries, as MTG may reasonably request. Innofone agrees to provide to MTG and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b)    Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Merge Sub, Innofone and MTG shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)    No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.4    Confidentiality. The information received in accordance with Section 5.3 shall be deemed to be “Confidential Information.” Each of Merge Sub, Innofone and MTG and each MTG Shareholder agrees that it will treat in confidence all documents, materials, and other Confidential Information that it shall have obtained regarding any other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein, and the preparation of this Agreement and other related documents. Such documents, materials, and other Confidential Information shall not be communicated to any third person (other than to its respective counsel, accountants, financial advisors, or lenders) and shall not be used for any purpose to the detriment of any other party. No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating a possible business relationship as contemplated by this Agreement. No party and no representative of a party will, during the term of this Agreement or at any time during the two years thereafter, irrespective of the time, manner, or cause of termination of this Agreement, use, disclose, copy, or assist any other person in the use, disclosure, or copying of any documents, materials, or other Confidential Information of any other party hereto.

5.5    Public Disclosure. Unless otherwise permitted by this Agreement, Merger Sub, Innofone and MTG shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

5.6    State Statutes. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Innofone and its Board of Directors or MTG and its Board of Directors, as the case may be, shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

5.7    Filings or Notices Pursuant to Securities Laws.

(a)    Merge Sub and/or Innofone shall prepare and file with the SEC a notice on Form D and such other notices or applications as Merger Sub and/or Innofone may deem appropriate under state securities laws in connection with the transactions contemplated by this Agreement. MTG, each MTG Shareholder, Merger Sub, and Innofone shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of the Stock Consideration. MTG and each MTG Shareholder shall furnish, or cause such part to furnish, to Merger Sub and/or Innofone all information concerning MTG and the MTG Shareholders as Merger Sub and/or Innofone may reasonably request in connection with such actions.

(b)    The information supplied by any party for inclusion in the notices or other filings in accordance with this Section 5.7 shall not, at the time filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing any event or circumstance relating to any party or any party’s affiliates, or its or their respective officers or directors, is discovered by any party that should be set forth in a supplement or amendment to any notices or other filings in accordance with this Section 5.7, such party shall promptly inform each other party thereof in writing. All documents that such party is responsible for filing with the SEC or any state authority in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, state securities laws, and other applicable state laws

5.8    Unanimous Consent of Stockholders. As promptly as practicable after the date hereof, MTG shall take all action necessary in accordance with Nevada Law and its Articles of Incorporation and Bylaws to secure the majority in interest consent of all required MTG Shareholders approving the Merger and the transactions contemplated herein.

5.9    Acquisition of Innofone Common Stock. The consummation of this Agreement and the transactions contemplated herein, including the issuance of the Innofone Common Stock to the MTG Shareholders as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state securities Laws. Such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes that depend, among other items, on the circumstances under which the MTG Shareholders acquire such securities comprising the Merger Consideration.

(a)    In order to provide documentation for reliance upon exemptions from the registration and prospectus delivery requirements for the issuance of Innofone Common Stock in the Merger, each MTG Shareholder hereby makes the following representations and warranties:

(i)    Such MTG Shareholder acknowledges that neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring the Innofone Common Stock, and that the transactions contemplated herein involve certain risks.

(ii)    Such MTG Shareholder has received and read this Agreement and understands the risk related to the consummation of the transactions herein contemplated.

(iii)    Such MTG Shareholder has such knowledge and experience in business and financial matters that such MTG Shareholder is capable of evaluating the Merger and Innofone and its business operations.

(iv)    Such MTG Shareholder has been provided with a copy of the Agreement and the related disclosure schedules of the parties hereto plus all materials and information requested by each or his or her representative, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and each has been provided the opportunity for direct communication with Innofone and its representatives regarding the transactions contemplated hereby.

(v)    All information that each MTG Shareholder has provided to Merger Sub and/or Innofone or its agents or representatives concerning suitability to hold shares in Innofone following the transactions contemplated hereby is complete, accurate, and correct.

(vi)    Such MTG Shareholder has not offered or sold any interest in this Agreement and has no present intention of dividing the Innofone Common Stock to be received or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of such stock or rights, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance.

(vii)    Such MTG Shareholder was at no time solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation in connection with the offer, sale, or purchase of the Innofone Common Stock through this Agreement.

(viii)    As a result of the Merger, such MTG Shareholder believes that its financial prospects resulting from its ownership in Innofone will not be materially less favorable than his or her retained ownership in MTG. Each MTG Shareholder anticipates no need in the foreseeable future to sell the Innofone Common Stock to be acquired pursuant hereto. Each is able to bear the economic risks of this investment, and consequently, without limiting the generality of the foregoing, is able to hold the Innofone Common Stock to be received for an indefinite period.

(ix)    Such MTG Shareholder understands that the Innofone Common Stock has not been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state securities Laws for transactions by an issuer not involving any public offering and that any disposition of the Innofone Common Stock may, under certain circumstances, be inconsistent with this exemption and may make the holder who disposes of such stock an “underwriter” within the meaning of the Securities Act. It is understood that the definition of “underwriter” focuses upon the concept of “distribution” and that any subsequent disposition of the subject Innofone Common Stock can only be effected in transactions that are not considered distributions.

(x)    Such MTG Shareholder acknowledges that the shares of Innofone Common Stock must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Innofone is under no obligation to register the Innofone Common Stock under the Securities Act. If Rule 144 is available (and no assurance is given that it will be except as expressly set forth in this Agreement), after one year and prior to two years following the Effective Date, only routine sales of such Innofone Common Stock in limited amounts can be made in reliance upon Rule 144 in accordance with the terms and conditions of that rule. Innofone is under no obligation to the MTG Shareholders to make Rule 144 available, except as may be expressly agreed to by it in writing in this Agreement, and in the event Rule 144 is not available, compliance with Regulation A or some other disclosure exemption may be required before such persons can sell, transfer, or otherwise dispose of such Innofone Common Stock without registration under the Securities Act. Innofone’s registrar and transfer agent will maintain a stop-transfer order against the registration of transfer of the Innofone Common Stock, and the certificate representing the Innofone Common Stock will bear a legend in substantially the following form so restricting the sale of such securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

(xi)    Such MTG Shareholder acknowledges that Innofone may refuse to register transfer shares of the Innofone Common Stock in the absence of compliance with Rule 144 unless the holder furnishes the issuer with a “no-action” or interpretive letter from the SEC or an opinion of counsel reasonably acceptable to Innofone stating that the transfer is proper. Further, unless such letter or opinion states that the shares of Innofone Common Stock are free of any restrictions under the Securities Act, Innofone may refuse to transfer the Innofone Common Stock to any transferee that does not furnish in writing to Innofone the same representations and agree to the same conditions respecting such Innofone Common Stock as set forth herein. Innofone may also refuse to transfer the Innofone Common Stock if any circumstances are present reasonably indicating that the transferee’s representations are not accurate.

    (b)    Such MTG Shareholder shall execute and deliver to Merge Sub and/or Innofone, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like, as Merger Sub and/or Innofone and its counsel may reasonably request in connection with reliance on exemptions from registration under such securities Laws.

    (c)    Each Party acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

5.10    Employment Agreements. Contemporaneously with the execution of this Agreement, the following MTG Shareholders, who shall also be executive officers and/or directors of the Merger Sub following the Merger, shall execute and deliver Employment Agreements in substantially the forms attached as Exhibits D-1, D-2, and D-3 providing for the position set forth opposite the name of each below, all subject to the Closing and to become effective at the Effective Time:

Name	Position

Kirk Anderson	Chief Executive Officer of the Merger Sub
Ricardo Micheri	Secretary of the Merger Sub
James Tyner	CFO of the Merger Sub

5.11 Merger Sub Restructuring. At or prior to the Closing, Merger Sub shall:

(a)    consent to the election as directors of the following persons, each to assume office at the Closing and to serve until the next annual meeting of stockholders and until his successor is elected and qualified:

Kirk Anderson
Ricardo Micheri
James Tyner

(b)    obtain the approval of the foregoing by the stockholders of Merger Sub in the manner required by Nevada Law and Merger Sub’s certificate of incorporation and bylaws.

SECTION SIX

6.    Conditions to the Merger.

6.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)    Stockholder Approval. This Agreement and the Merger shall have been duly approved and adopted by the MTG Shareholders.

(b)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

(c)    Governmental Approval. Merge Sub, Innofone and MTG shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the Securities Act and under any state securities laws.

(d)    Approval of Form 8-K. Merge Sub, Innofone and MTG have approved the Form 8-K to be filed with the SEC within 5 days of the Effective Time.

6.2    Additional Conditions to Obligations of MTG. The obligations of MTG to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by MTG:

(a)    Representations, Warranties and Covenants  (i) Each of the representations and warranties of Innofone in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Merger Sub and/or Innofone in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Merger Sub and Innofone shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b)    Certificates of Merger Sub and Innofone.

(i)    Compliance Certificates of Merge Sub and Innofone. MTG shall have been provided with certificates executed on behalf of Merger Sub and Innofone by their Presidents to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) above and (d) below has been satisfied with respect to Merger Sub and Innofone.

(ii)    Certificate of Secretary of Merger Sub and Innofone. MTG shall have been provided with certificates executed by the Secretaries of Merger Sub and Innofone certifying:

(A)    Resolutions duly adopted by the Board of Directors and consent of the holders of a majority of outstanding shares of Merger Sub and Innofone authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(B)    The incumbency of the officers of Merger Sub and Innofone executing this Agreement and all agreements and documents contemplated hereby.

(c)    No Material Adverse Changes. No material adverse change shall have occurred in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Innofone, taken as a whole.

(d)    Good Standing. MTG shall have received a certificate or certificates of the Secretary of State of the State of Nevada certifying as of a date no more than ten business days prior to the Effective Time that Merge Sub and Innofone are, as of such date, in good standing and authorized to transact business as a domestic corporation.

6.3    Additional Conditions to the Obligations of Innofone. The obligations of Merger Sub and Innofone to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Innofone:

(a)    Representations, Warranties and Covenants. (i) Each of the representations and warranties of MTG and the MTG Shareholders in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of MTG and the MTG Shareholders in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) MTG and the MTG Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b)    No Material Adverse Changes. No material adverse change shall have occurred in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of MTG, taken as a whole.

(c)    Certificates of MTG.

(i)    Compliance Certificate of MTG. Innofone shall have been provided with a certificate executed on behalf of MTG by its President to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.3(a) and (b) above has been satisfied.

(ii)    Certificate of Secretary of MTG. Innofone shall have been provided with a certificate executed by the Secretary of MTG certifying:

(A)    Resolutions duly adopted by the Board of Directors and the MTG Shareholders authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

(B)    The Articles of Incorporation and Bylaws of MTG, as in effect immediately prior to the Effective Time, including all amendments thereto; and

(C)    the incumbency of the officers of MTG executing this Agreement and all agreements and documents contemplated hereby.

(d)    Third Party Consents. Merge Sub and/or Innofone shall have been furnished with evidence satisfactory to it that MTG has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the Merger as set forth in Sections 5.2(a)

(e)    Injunctions or Restraints on Merger and Conduct of Business. No proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Innofone’s conduct or operation of the business of MTG, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

 (f)    Resignation of Directors and Officers. Merger Sub and/or Innofone shall have received letters of resignation from each of its directors and officers immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

SECTION SEVEN

7.    Termination, Amendment and Waiver.

7.1    Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned:

(a)    by mutual consent duly authorized by the Boards of Directors of each of Merger Sub, Innofone and MTG;

(b)    by either Merger Sub, Innofone or MTG, if, without fault of the terminating party,

(i)    the Effective Time shall not have occurred on or before midnight July 31, 2006 (or such later date as may be agreed upon in writing by the parties); or

(ii)    there shall be any applicable federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(c)    by Merger Sub and/or Innofone, if MTG or any of the MTG Shareholders shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar business days of receipt by MTG of written notice of such breach, provided that Merger Sub and/or Innofone is not in material breach of any of their representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

(d)    by MTG, if Merger Sub and/or Innofone shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar days following receipt by Merger Sub and/or Innofone of written notice of such breach, provided that neither MTG nor any of the MTG Shareholders is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured.

7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Merger Sub, Innofone or MTG or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

7.3    Expenses and Termination Fees. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the party incurring such expense.

7.4    Amendment. The Boards of Directors of Merger Sub, Innofone and MTG and the MTG Shareholders may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties.

7.5    Extension; Waiver. At any time prior to the Effective Time any party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION EIGHT

8.    Indemnification.

8.1    Survival of Representations and Warranties. All covenants to be performed prior to the Effective Time, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and continue until the second anniversary of the Effective Time (the “Indemnification Termination Date”); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Indemnification Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims. All covenants to be performed after the Effective Time shall continue indefinitely.

8.2    Indemnification by MTG and MTG Shareholders. Subject to the limitations set forth in this Section 8, from and after the Effective Time, MTG and the MTG Shareholders shall protect, defend, indemnify and hold harmless Innofone and the Merger Sub and its respective parent corporation, affiliates, officers, directors, employees, representatives and agents (Innofone, Merger Sub and each of the foregoing persons or entities is hereinafter referred to individually as an “Merger Sub Indemnified Person” and collectively as “Merger Sub Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, the “Merger Sub Damages”), that any of the Merger Sub Indemnified Persons by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of MTG and the MTG Shareholders contained in this Agreement, including any exhibits or schedules attached hereto, and the Certificate of Merger, which becomes known to Merge Sub and/or Innofone prior to the Indemnification Termination Date. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Innofone or the Merger Sub.

8.3    Indemnification by Innofone. Subject to the limitations set forth in this Section 8, from and after the Effective Time, Innofone shall protect, defend, indemnify and hold harmless MTG and MTG Shareholders and their respective affiliates, officers, directors, employees, representatives and agents (MTG, MTG Shareholders and each of the foregoing persons or entities is hereinafter referred to individually as an “MTG Indemnified Person” and collectively as “MTG Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, the “MTG Damages”), that any of the MTG Indemnified Persons by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Innofone contained in this Agreement, including any exhibits or schedules attached hereto, and the Certificate of Merger, which becomes known to MTG or the MTG Shareholders prior to the Indemnification Termination Date. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by MTG or the MTG Shareholders.

8.4    Exclusive Contractual Remedy and Limitations. Merger Sub, Innofone, the MTG Shareholders and MTG each acknowledge that Merger Sub Damages or MTG Damages, if any, may relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reevaluation of the total consideration the Parties would have agreed to transfer in connection with the Merger. The maximum liability of MTG and the MTG Shareholders for any breach of a representation, warranty or covenant of MTG or MTG Shareholders and the maximum liability of Merger Sub and Innofone collectively, for any breach of a representation, warranty or covenant of Merger Sub or Innofone shall be limited to $500,000; provided, however, that nothing herein shall limit the liability: (i) of MTG for any breach of representation, warranty or covenant if the Merger does not close, and (ii) of any officer, director or Member of MTG for such person’s or entity’s fraud or intentional misrepresentation.

SECTION NINE

9.    General Provisions.

9.1    Survival of Warranties. The representations, warranties and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and (except to the extent that survival is necessary to effectuate the intent of such provisions) shall terminate on the second anniversary of the Effective Time of the Merger, provided that representations, warranties and agreements relating to Taxes shall terminate on the date which is 30 days after expiration of all applicable statutes of limitations relating to such Taxes.

9.2    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice,

(a)    if to Merger Sub and/or Innofone, to:
Alex Lightman, CEO
Innofone.com, Incorporated
1431 Ocean Avenue, Suite 1500
Santa Monica, CA 90401

(b)    if to MTG and/or the MTG Shareholders, to:
Kirk Anderson, CEO
Mobile Technology Group, Inc.
101 Convention Center Drive, Suite P119
Las Vegas, NV 89109

9.3    Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 1, 2006. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

9.5    Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the MTG Disclosure Schedule and the Merger Sub/Innofone Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

9.6    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

9.7    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8    Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

9.9    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10    Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9.10 shall be binding upon the parties and their respective successors and assigns.

[Two Signature Pages Follow]

MTG, MTG Shareholders, Merger Sub, and Innofone have executed this Agreement as of the date first written above.

Mobile Technology Group, Inc.:

By:
Kirk Anderson, CEO

Innofone.com, Incorporated:

By:	/s/ Alex Lightman
Alex Lightman, CEO

Mobile Tech Acquisition Corp.

By:	/s/ Kirk Anderson
Kirk Anderson, CEO

MTG SHAREHOLDERS:

/s/ Kirk Anderson
Name:	Kirk Anderson
Address:	4386 Jerdon Ct. Las Vegas, NV 89129

/s/ James D. Tyner Jr.
Name:	James D. Tyner Jr.
Address:	9811 W Charleston Blvd Suite 2503 Las Vegas, NV 89117

/s/ Ricardo Micheri
Name:	Ricardo Micheri
Address:	10106 Bonham Court Las Vegas, NV 89148

/s/ Erick Rodriguez
Name:	Erick Rodriguez
Address:	115 E Warm Springs Rd Suite 100 Las Vegas, NV 89119

EXHIBITS

Exhibit A -	Certificate of Merger

Exhibit B -	Merger Consideration

Exhibit C-1 -	Amended and Restated Articles of Incorporation for Merger Sub

Exhibit C-2 -	Amended and Restated By Laws for Merger Sub

Exhibit D-1 -	Form of Kirk Anderson Employment Agreement

Exhibit D-2 -	Form of Ricardo Micheri Employment Agreement

Exhibit D-3 -	Form of James Tyner Employment Agreement

EXHIBIT A

CERTIFICATE OF MERGER

EXHIBIT B

MERGER CONSIDERATION

NAME AND ADDRESS OF STOCKHOLDER	NUMBER OF MTG SHARES	NUMBER OF SHARES OF INNOFONE COMMON STOCK
Tyner Holdings LLC 9811 W Charleston Blvd Suite 2503 Las Vegas, Nevada 89117	269	388,408
Kirk Anderson 4386 Jerdon Ct. Las Vegas, NV 89129	154	221,709
Gerard N. Casale Jr. 1158 26th St., Ste. 325 Santa Monica, CA 90403	131	188,820
Erick Rodriguez 115 E Warm Springs Rd Suite 100 Las Vegas, NV 89119	119	171,075
John M Xitco P.O. Box 1693 Tacoma, WA 98401	115	165,771
Ricardo Micheri 10106 Bonham Court Las Vegas, NV 89148	75	108,118
Teresa Hotchkin 210 Chettro Ct Henderson, NV 89074	43	62,545
CDS Living Trust 208 Starlite Las Vegas, NV 89107	26	37,527
Nikil Gandhy 3220 Whiffletree Lane Torrance, CA 90505	22	31,273
KHWY Incorporated 12381 Wilshire Blvd. Suite. 105 Los Angeles, CA 90025	22	31,273
Rhythm VIP, Inc. 115 E Warm Springs Rd. Suite 100 Las Vegas, NV 89119	10	14,907
Mark Gore 115 E Warm Springs Rd Suite 100 Las Vegas, NV 89119	9	12,509
Anthony Mistretta 8804 Buffalo Cloud Ave. Las Vegas, NV 89143-5407	4	6,255
William T. Goehagen 330 E Warm Springs Rd. Las Vegas, NV 89119	1	1,251

EXHIBIT C-1

ARTICLES OF INCORPORATION

EXHIBIT C-2

BYLAWS

EXHIBIT D-1

FORM OF KIRK ANDERSON EMPLOYMENT AGREEMENT

EXHIBIT D-2

FORM OF RICARDO MICHERI EMPLOYMENT AGREEMENT

EXHIBIT D-3

FORM OF JAMES TYNER EMPLOYMENT AGREEMENT